We have issued our report dated October 25, 1999 (except for the second paragraph of Note I-1, as to which the date is November 5, 1999 and the third paragraph of Note I-1, as to which the date is March 31, 2000), accompanying the financial statements incorporated by reference in the Registration Statement on Form S-1 of MindArrow Systems, Inc. filed with the Commission on November 30, 1999 (registration number 333-91819), as subsequently amended for the year ended September 30, 1999. We hereby consent to the incorporation by reference of said report in the Registration Statements of MindArrow Systems, Inc. Forms S-8 as filed with the Commission on or about August 25, 2000.


/s/ Grant Thornton LLP

Reno, Nevada
August 25, 2000

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